[BioForce Nanosciences letterhead]

FOR RELEASE: June 15, 2007, 12:02 p.m. EDT

Contact:
Investor Relations
RedChip Companies Inc.
Robert Rehse
1-800-REDCHIP (733-2447) ext 111

Company Contact:
Deb Happe, Director of Communications
515-233-8333, Ext. 123
dhappe@bioforcenano.com

BIOFORCE NANOSCIENCES ANNOUNCES EXECUTIVE APPOINTMENTS

AMES, IA—BioForce Nanosciences Holdings, Inc. (OTCBB: BFNH) announced today Mr. Kerry Frey’s appointment as President in addition to his Chief Operating Officer (COO) position, and Gregory Brown’s appointment as Executive Vice President in addition to his Chief Financial Officer (CFO) and Treasurer roles. These appointments are a continuation of BioForce’s development as a provider of practical nanotechnology tools and applications. Dr. Eric Henderson, BioForce founder and CEO, noted, “BioForce could not have advanced to its current stature without key contributions from Mr. Frey and Mr. Brown.”

Dr. Henderson, who previously served as the Company’s President, commented that Mr. Frey’s appointment to the position of President is a credit to his accomplishments thus far, including successful introduction of the Company’s Nano eNabler™ system to the market in 2006. “Kerry’s experience is ideally suited to BioForce as we continue to grow across multiple markets,” said Dr. Henderson. “His insights and energy will be very useful in helping us achieve our goals of continued expansion of the Nano eNabler system’s presence in the biotechnology research community and commercialization of the scientific applications being developed by BioForce and our customers.” Both Dr. Henderson and Mr. Frey continue as directors of the Company.

Mr. Brown joined BioForce as its CFO and Treasurer in January 2007. His appointment as Executive Vice President is in keeping with the expansion of Mr. Brown’s responsibilities to include most administrative functions within the Company. “Greg has brought a new level of financial sophistication to BioForce and has demonstrated his solid business background and acumen,” said Dr. Henderson. “We welcome the opportunity to benefit from his experience throughout the administrative areas of the Company.”

BioForce Nanosciences develops and commercializes nanotech tools and solutions for the life sciences. BioForce’s flagship product, the Nano eNabler™ molecular printer, gives the Company a platform for development and discovery. For more information, visit www.bioforcenano.com.

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This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in the Company’s most recent filings with the Securities and Exchange Commission. The Company’s actual results could differ materially from such forward-looking statements. We assume no duty to update these statements at any future date.